--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES:   December 31,2001
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
          STG HOLDINGS, PLC                     HTTP TECHNOLOGY, INC. (HTTP)                    to Issuer (Check all applicable)
                                                                                                    Director         X   10% Owner
                                                                                               ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS Identification      4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
46 BERKELEY SQUARE                              Person, if an entity    JANUARY 2002           -----------------  ------------------
                                                (Voluntary)
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X Form filed by One Reporting Person
LONDON, UNITED KINGDOM, W1J5AT                                             (Month/Year)       ---
                                                                                                 Form filed by More than One
                                                                                                 Reporting Person
                                                                                              ---
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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Common Stock, par value $0.001      2/11/02      P            6,620,071    A      $2.50       36,006,450          D
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                                    2/11/02      P              1,600      A      $2.37                           D
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                                    2/7/02       P            2,351,023    A      $2.44                           D
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                                    2/7/02       P              2,000      A      $2.63                           D
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                                    2/6/02       P                500      A      $2.80                           D
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                                    2/6/02       P                500      A      $2.96                           D
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                                    2/5/02       P            4,200,000    A      $2.64                           D
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                                    2/5/02       P                500      A      $2.90                           D
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                                    2/5/02       P                500      A      $3.16                           D
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                                    2/5/02       P                800      A      $2.64                           D
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                                    2/5/02       P               1,200     A      $2.88                           D
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                                    2/4/02       P                500      A      $3.21                           D
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                                    2/1/02       P               2,500     A      $3.40                           D
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                                    2/1/02       P                 500     A      $3.71                           D
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                                   1/31/02       P             5,000,000   A      $3.00                           D
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                                   1/31/02       P               2,000     A      $3.66                           D
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                                   1/30/02       P               3,475     A      $3.86                           D
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                                   1/25/02       P               2,000     A      $3.93                           D
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                                   1/24/02       P               1,000     A      $3.92                           D
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                                   1/23/02       P               1,000     A      $3.92                           D
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                                   1/22/02       P               1,175     A      $3.92                           D
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                                   1/22/02       P               1,000     A      $3.66                           D
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                                   1/22/02       P               1,000     A      $3.40                           D
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                                   1/18/02       P               2,524     A      $3.92                           D
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                                    1/8/02       P                500      A      $4.76                           D
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                                   11/16/02      P                200      A      $5.51                           D
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                                   11/13/02      P               2,500     A      $4.84                           D
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                                   11/08/02      P                200      A      $5.61                           D
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                                   11/07/02      P                500      A      $5.16                           D
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                                   11/07/02      P                300      A      $5.00                           D
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                                   11/06/02      P                700      A      $4.69                           D
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                                   11/06/02      P                500      A      $5.16                           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, SEE instruction 4(b)(v).                                            (Over)


FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Year           rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Explanation of Responses:






                                                                                  /s/ STEFAN ALLESCH-TAYLOR              2-12-02
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (3-99)